Exhibit 10.44

SUPPLEMENTAL INDENTURE

WHEREAS, Eldorado Casino Shreveport Joint Venture, a Louisiana general partnership (the “Partnership”) and Shreveport Capital Corporation, a Louisiana corporation (together with the Partnership, the “Issuers”), HCS I, Inc., a Louisiana corporation, HCS II, Inc., a Louisiana corporation, and U.S. Bank National Association, as trustee (the “Trustee”), entered into an Amended and Restated Indenture dated as of July 21, 2005 (as amended by a Supplemental Indenture dated as of July 22, 2005 among Eldorado Shreveport #1, LLC, a Nevada limited liability company (“ES#1”), the Issuers and the Trustee and a Supplemental Indenture dated as of July 22, 2005 among Eldorado Shreveport #2, LLC, a Nevada limited liability company (collectively with ES#1, the “Guarantors”), the Issuers and the Trustee, the “Indenture”);

WHEREAS, Section 9.02 of the Indenture authorizes the amendment of the Indenture, other than certain amendments specified in Section 9.02 of the Indenture, by the Issuers, the Guarantors and the Trustee with the consent of the holders of at least a majority in principal amount of the Issuers’ then-outstanding 10% First Mortgage Notes due 2012 (the “Notes”) issued and outstanding under the Indenture;

WHEREAS, the holders of $112,122,375 principal amount (representing a majority in aggregate principal amount) of the Notes outstanding have consented to the amendment and restatement of Section 4.12 of the Indenture to read as amended and restated hereby;

WHEREAS, the amendment and restatement of Section 4.12 of the Indenture, as set forth herein, is an amendment permitted by Section 9.02 of the Indenture;

WHEREAS, the Issuers and the Guarantors have provided to the Trustee the resolutions of their respective Boards of Directors specified in Section 9.02 of the Indenture and an Officers’ Certificate in accordance with Section 14.04(a) of the Indenture;

WHEREAS, Wolf, Block, Schorr and Solis-Cohen LLP, McDonald Carano Wilson LLP and Phelps Dunbar, LLP have provided to the Trustee legal opinions with respect to this Supplemental Indenture in accordance with Section 14.04(b) of the Indenture; and

WHEREAS, Section 9.03 of the Indenture requires that each amendment to the Indenture be set forth in a supplemental indenture.

NOW, THEREFORE, in consideration of the foregoing, the Issuers, the Guarantors and the Trustee hereby agree as follows:

1. Section 4.12 of the Indenture is amended and restated in its entirety to read as follows:

“Section 4.12. Transactions with Affiliates.

The Partnership shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless: (a) such Affiliate Transaction is on terms that are no less favorable to the Partnership or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Partnership or such Restricted Subsidiary with an unrelated Person; and (b) the Partnership delivers to the Trustee:

(i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved unanimously by the Board of Directors; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of Notes of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The foregoing paragraph shall not apply to the following: (a) payments made pursuant to the Management Agreement and the License Agreement; (b) purchases of goods and services in the ordinary course of business on terms and conditions that are no less favorable to the Partnership or its Restricted Subsidiaries then would be reasonably expected to be obtained from an unrelated third party and in an amount not to exceed $1 million per year; (c) transactions between or among the Partnership and/or its Restricted Subsidiaries; (d) Restricted Payments that are permitted by Section 4.07 hereof; (e) reasonable fees and compensation (including, without limitation, bonuses, retirement plans and securities, stock options and stock ownership plans) paid or issued to and indemnities provided on behalf of, officers, directors, employees or consultants of the Partnership or any Restricted Subsidiary in the ordinary course of business; and (f) payments of principal, premium, if any, and interest on the Notes made in accordance with Section 4.01.”

2. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned have executed this Supplemental Indenture as of the 15th day of November, 2007.

ELDORADO CASINO SHREVEPORT JOINT VENTURE

By:	Eldorado Shreveport #1, LLC, its managing general partner

By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Manager/Chief Executive Officer

SHREVEPORT CAPITAL CORPORATION

By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Chief Executive Officer

ELDORADO SHREVEPORT #1, LLC as Guarantor

By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Chief Executive Officer

ELDORADO SHREVEPORT #2, LLC as Guarantor

By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:	/s/ Michael M. Hopkins
	Name:	Michael M. Hopkins
	Title:	Vice President